EXHIBIT 99.1

Wintrust Financial Corporation

727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	July 21, 2005

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS
RECORD EARNINGS FOR THE SECOND QUARTER;
SECOND QUARTER NET EARNINGS UP 37%

          LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced record quarterly net income of $17.2 million for the quarter ended June 30, 2005, an increase of $4.7 million, or 37%, over the $12.5 million recorded in the second quarter of 2004. On a per share basis, net income for the second quarter of 2005 totaled $0.70 per diluted common share, a $0.12 per share, or 21%, increase as compared to the 2004 second quarter total of $0.58 per diluted common share. The return on average equity for the second quarter of 2005 stood at 11.94% versus 13.70% for the second quarter of 2004.

     For the first six months of 2005 net income totaled $32.2 million, or $1.35 per diluted common share, an increase of $8.1 million, or 34%, when compared to $24.1 million, or $1.12 per diluted common share, for the same period in 2004. Return on average equity for the first six months of 2005 was 12.28% versus 13.41% for the same period of 2004.

     Total assets rose to $7.77 billion at June 30, 2005, an increase of $2.44 billion, or 46%, compared to $5.33 billion a year ago. Total deposits as of June 30, 2005 were $6.30 billion, an increase of $1.98 billion, or 46%, as compared to $4.32 billion at June 30, 2004. Total loans grew to $5.02 billion as of June 30, 2005, a $1.32 billion, or 36%, increase over the $3.70 billion balance as of a year ago. Shareholders’ equity increased to $596.9 million, or a book value of $25.33 per share, at June 30, 2005, compared to $374.2 million or a book value of $18.26 per share at June 30, 2004.

     “We are very pleased with our results for the second quarter and the first half of 2005 given the challenging interest rate environment. Deposit growth from our recently opened de novo locations has exceeded our expectations and continues to be very strong,” commented Edward J. Wehmer, President and Chief Executive

Officer. “Our significant deposit growth coupled with strong but slower loan growth resulted in higher reliance on lower yielding liquidity management assets this quarter. The resulting change in mix of our earning assets restrained the anticipated improvement in our net interest margin which remained relatively flat for the quarter.” Mr. Wehmer added, “We continue to be focused on our performance measurement goals, with a commitment to improving both our return on assets and return on equity over the coming year. Through the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2005 of $2.70 to $2.85 per share.”

          Wintrust’s key operating measures and growth rates for the second quarter of 2005 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	June 30,	March 31,	June 30,	1st Quarter		2nd Quarter
($ in thousands, except per share data)	2005	2005	2004	2005 (5)		2004
Net income	$17,172	$15,012	$12,493	58%		37%
Net income per common share – Diluted	$0.70	$0.65	$0.58	31%		21%

Net revenue (1)	$77,213	$73,223	$58,215	22%		33%
Net interest income	$53,852	$49,987	$36,720	31%		47%

Net interest margin (4)	3.19%	3.21%	3.13%	(2	) bp	6	bp
Core net interest margin (2) (4)	3.40%	3.41%	3.26%	(1	) bp	14	bp
Net overhead ratio (3)	1.36%	1.45%	1.23%	(9	) bp	13	bp
Return on average assets	0.91%	0.87%	0.97%	4	bp	(6	) bp
Return on average equity	11.94%	12.68%	13.70%	(74	) bp	(176	) bp

At end of period
Total assets	$7,768,993	$7,345,539	$5,326,179	24%		46%
Total loans	$5,023,087	$4,858,724	$3,695,551	14%		36%
Total deposits	$6,299,050	$5,926,085	$4,324,368	25%		46%
Total equity	$596,921	$562,527	$374,152	25%		60%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	% change is annualized.

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing ”Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and De Novo Locations – Impacting Comparative Financial Results

Acquisitions

     On May 19, 2004, Wintrust announced the completion (effective date of May 1, 2004) of its acquisition of SGB Corporation d/b/a WestAmerica Mortgage Company (“WAMC”) and Guardian Real Estate Services, Inc. (“Guardian”), in stock and cash merger transactions (a total of 180,438 shares of common stock were issued). WAMC engages primarily in the origination and purchase of residential mortgages for sale into the secondary market. WAMC’s operations are conducted out of its offices located in Oakbrook Terrace, Illinois, with accounting, administrative and secondary marketing operations located in Greenwood Village, Colorado. Guardian provides document preparation and other loan closing services to WAMC and its network of mortgage brokers. Guardian is headquartered in Oakbrook Terrace, Illinois.

     On September 30, 2004, Wintrust announced the completion of its acquisition of Northview Financial Corporation (“Northview”) in a stock and cash merger transaction (475,148 shares of common stock were issued). Northview was the parent company of Northview Bank and Trust (“Northview Bank”) with locations in Northfield, Mundelein and Wheaton, Illinois, and Northview Mortgage, LLC. Northview Bank began operations as a de novo bank in 1993. On December 13, 2004, the bank’s locations in Northfield became part of Northbrook Bank & Trust Company, the bank’s Mundelein location became part of Libertyville Bank & Trust Company and the bank’s Wheaton location was renamed Wheaton Bank & Trust Company.

     On October 15, 2004, Wintrust announced the completion (effective date of October 1, 2004) of its acquisition of Town Bankshares, Ltd. (“Town”) in a stock and cash merger transaction (372,535 shares of common stock were issued). Town was the parent company of Town Bank with locations in Delafield and Madison, Wisconsin. Town Bank began operations as a de novo bank in 1998.

     On January 18, 2005, Wintrust announced the completion (effective date of January 1, 2005) of its cash acquisition of Antioch Holding Company (“Antioch”). Antioch was the parent company of State Bank of The Lakes that has locations in Antioch, Lindenhurst, Grayslake, Spring Grove and McHenry.

     On March 31, 2005, Wintrust announced the completion of its acquisition of First Northwest Bancorp, Inc. (“FNBI”) in a stock and cash merger transaction (595,123 shares of common stock were issued). FNBI was the parent company of First Northwest Bank with two locations in Arlington Heights, Illinois. First Northwest Bank began operations as a de novo bank in 1995. On May 23, 2005, the bank’s locations became part of Village Bank & Trust.

     The results of operations of WAMC, Guardian, Northview, Town, Antioch and FNBI are included in Wintrust’s consolidated financial results only since their respective effective dates of acquisition.

Stock Offering/Regulatory Capital

     On March 30, 2005, Wintrust consummated the partial settlement of the forward sale agreement the Company entered into on December 14, 2004 with Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, relating to the forward sale by Wintrust of 1.2 million shares of Wintrust’s common stock. Pursuant to and in partial settlement of the forward sale agreement, Wintrust issued 1.0 million shares of its common stock, and received $56.1 million from Royal Bank of Canada.

     On July 15, 2005, Wintrust announced that all 2,000,000 shares of the 10.50% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust II will be redeemed on August 16, 2005 at a redemption price equal to the $10.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities is a result of the concurrent redemption by Wintrust of its 10.50% Junior Subordinated Debentures due 2030, all of which are held by the Wintrust Capital Trust II. Wintrust intends to issue additional trust preferred securities in a pooled transaction and use the proceeds from the issuance to fund the redemption of the Trust Preferred Securities and the Debentures. Following the redemption, the Company’s capital ratios will continue to comply with all applicable regulatory capital requirements and the capital ratios of the Company’s bank subsidiaries will continue to be considered “well capitalized” for regulatory purposes.

De Novo Locations

          Over the past 12 months, Wintrust had the following de novo banking location activity:

-	Barrington, Illinois (Northwest Highway, a branch of Barrington Bank & Trust Company) – opened second quarter of 2005

-	Convenience location in the Wayne Hummer Investments, LLC office in downtown Chicago (a branch of North Shore Community Bank & Trust) – closed second quarter of 2005

-	Palatine, Illinois (Palatine Bank & Trust, a branch of Barrington Bank & Trust Company) – opened first quarter of 2005

-	The Sauganash neighborhood of Chicago (North Shore Community Bank & Trust — Sauganash, a branch of North Shore Community Bank & Trust) – opened fourth quarter 2004

-	Lake Villa, Illinois (Lake Villa Community Bank, a branch of Libertyville Bank & Trust Company) – opened third quarter 2004

Financial Performance Overview

     For the second quarter of 2005, net interest income totaled $53.9 million, increasing $17.1 million, or 47%, compared to the second quarter of 2004 and $3.9 million, or 31% on an annualized basis, over the first quarter of 2005. For the first six months of 2005, net interest income totaled $103.8 million, increasing $30.6 million, or 42%, compared to the first six months of 2004. Average earning assets grew $2.07 billion over the second quarter of 2004, a 44% increase. Loans accounted for $1.37 billion and liquidity management assets accounted for $707 million of the total average earning asset growth compared to the second quarter of 2004.

     The provision for loan losses totaled $1.3 million for the second quarter of 2005 compared to $1.2 million for the second quarter of 2004. On a year-to-date basis, the provision for loan losses totaled $2.5 million for the first six months of 2005 compared to $3.8 million for the first six months of 2004.

     The net interest margin for the second quarter of 2005 was 3.19%, compared to 3.13% in the second quarter of 2004 and 3.21% in the first quarter of 2005. The net interest margin improved six basis points in the second quarter of 2005 compared to the second quarter of 2004 as the yield on earning assets increased by 68 basis points, the rate paid on interest-bearing liabilities increased by 63 basis points and the contribution from net free funds improved by one basis point. The earning asset yield improvement in the second quarter of 2005 compared to the second quarter of 2004 was primarily attributable to an 85 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases effected by the Federal Reserve Bank offset somewhat by continued competitive loan pricing pressures, including the pricing related to the premium finance receivables portfolio. The interest-bearing liability rate increase of 63 basis points was due to higher costs of retail deposits as Wintrust faces continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. The slight decline in net interest margin compared to the first quarter of 2005 was primarily attributable to continued competitive retail deposit pricing pressures, continued promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition, the acceleration of a portion of the unamortized issuance costs related to the Company’s 10.50% Cumulative Trust Preferred Securities and changes in the earnings mix. Overall, the Company believes it is well positioned for expected future rate increases.

     Non-interest income totaled $23.4 million in the second quarter of 2005, increasing $1.9 million, or 8%, compared to the second quarter of 2004. The Company recognized net securities gains of $978,000 primarily related to $818 million par value of securities that were called as required by call option contracts on or before June 30, 2005. The proceeds from the settlement of $265 million of the called securities are included in federal funds sold and cash and due from banks at June 30, 2005. The remaining $553 million of unsettled security trades is included in other assets at June 30, 2005 as required by GAAP. All of the proceeds from the called securities are available for reinvestment in available-for-sale investment securities in future quarters to enable the call option writing program to continue.

     Non-interest expense totaled $49.0 million in the second quarter of 2005, increasing $11.6 million, or 31%, over the second quarter of 2004. The net overhead ratio for the second quarter of 2005 was 1.36% compared to 1.23% for the second quarter of 2004.

     Non-performing assets totaled $21.9 million, or 0.28% of total assets, at June 30, 2005, compared to $16.5 million, or 0.31% of total assets, at June 30, 2004 and $25.6 million, or 0.35% of total assets, at March 31, 2005. Net charge-offs as a percentage of average loans for the second quarter of 2005 were seven basis points compared to two basis points in the second quarter of 2004. On a year-to-date basis, net loan charge-offs as a percentage of average loans were seven basis points in both 2005 and 2004. Non-performing assets at June 30, 2005, remain at levels that the Company believes make monitoring and collection of the non-performing assets very manageable.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Selected Financial Condition Data (at end of period):
Total assets	$7,768,993	$5,326,179
Total loans	5,023,087	3,695,551
Total deposits	6,299,050	4,324,368
Long-term debt – trust preferred securities	210,135	139,587
Total shareholders’ equity	596,921	374,152

Selected Statements of Income Data:
Net interest income	$53,852	$36,720	$103,839	$73,228
Net revenue (1)	77,213	58,215	150,436	113,409
Income before taxes	26,903	19,631	50,591	38,004
Net income	17,172	12,493	32,184	24,087
Net income per common share – Basic	0.73	0.61	1.42	1.19
Net income per common share – Diluted	0.70	0.58	1.35	1.12

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (5)	3.19%	3.13%	3.20%	3.19%
Core net interest margin (2) (5)	3.40	3.26	3.40	3.32
Non-interest income to average assets	1.24	1.67	1.29	1.60
Non-interest expense to average assets	2.61	2.90	2.70	2.85
Net overhead ratio (3)	1.36	1.23	1.41	1.25
Efficiency ratio (4) (5)	64.00	64.02	64.83	63.44
Return on average assets	0.91	0.97	0.89	0.96
Return on average equity	11.94	13.70	12.28	13.41

Average total assets	$7,539,331	$5,176,454	$7,279,359	$5,061,008
Average total shareholders’ equity	576,899	366,841	528,704	361,341
Average loans to average deposits ratio	82.8%	88.0%	84.9%	87.5%

Common Share Data at end of period:
Market price per common share	$52.35	$50.51
Book value per common share	$25.33	$18.26
Common shares outstanding	23,567,522	20,484,991

Other Data at end of period:
Allowance for loan losses	$39,722	$28,091
Non-performing assets	$21,911	$16,500
Allowance for loan losses to total loans	0.79%	0.76%
Non-performing assets to total assets	0.28%	0.31%
Number of:
Bank subsidiaries	13	10
Non-bank subsidiaries	10	9
Banking offices	58	42

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	June 30,	December 31,	June 30,
(In thousands)	2005	2004	2004

Assets
Cash and due from banks	$212,419	$128,166	$100,829
Federal funds sold and securities purchased under resale agreements	355,382	47,860	75,409
Interest bearing deposits with banks	5,034	4,961	3,849
Available-for-sale securities, at fair value	924,616	1,343,477	993,485
Trading account securities	2,815	3,599	3,293
Brokerage customer receivables	29,212	31,847	37,338
Mortgage loans held-for-sale	142,798	104,709	83,806
Loans, net of unearned income	5,023,087	4,348,346	3,695,551
Less: Allowance for loan losses	39,722	34,227	28,091

Net loans	4,983,365	4,314,119	3,667,460
Premises and equipment, net	228,550	185,926	167,077
Accrued interest receivable and other assets	669,599	129,702	131,050
Goodwill	195,827	113,461	59,378
Other intangible assets	19,376	11,221	3,205

Total assets	$7,768,993	$6,419,048	$5,326,179

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$638,843	$505,312	$415,339
Interest bearing	5,660,207	4,599,422	3,909,029

Total deposits	6,299,050	5,104,734	4,324,368

Notes payable	4,000	1,000	1,000
Federal Home Loan Bank advances	351,888	303,501	244,019
Subordinated notes	50,000	50,000	50,000
Other borrowings	152,401	201,924	56,457
Long-term debt — trust preferred securities	210,135	204,489	139,587
Accrued interest payable and other liabilities	104,598	79,488	136,596

Total liabilities	7,172,072	5,945,136	4,952,027

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	23,568	21,729	20,485
Surplus	411,115	319,147	258,289
Common stock warrants	780	828	998
Retained earnings	169,134	139,566	114,368
Accumulated other comprehensive loss	(7,676)	(7,358)	(19,988)

Total shareholders’ equity	596,921	473,912	374,152

Total liabilities and shareholders’ equity	$7,768,993	$6,419,048	$5,326,179

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2005	2004	2005	2004

Interest income
Interest and fees on loans	$80,890	$50,995	$153,169	$99,445
Interest bearing deposits with banks	44	12	72	38
Federal funds sold and securities purchased under resale agreements	351	263	501	414
Securities	16,921	8,924	31,350	18,702
Trading account securities	24	39	46	74
Brokerage customer receivables	447	320	861	634

Total interest income	98,677	60,553	185,999	119,307

Interest expense
Interest on deposits	36,288	19,136	65,259	36,865
Interest on Federal Home Loan Bank advances	3,048	1,945	5,617	3,566
Interest on notes payable and other borrowings	905	384	2,684	1,130
Interest on subordinated notes	819	705	1,601	1,407
Interest on long-term debt - trust preferred securities	3,765	1,663	6,999	3,111

Total interest expense	44,825	23,833	82,160	46,079

Net interest income	53,852	36,720	103,839	73,228
Provision for loan losses	1,294	1,198	2,525	3,762

Net interest income after provision for loan losses	52,558	35,522	101,314	69,466

Non-interest income
Wealth management fees	7,817	8,023	15,761	16,496
Mortgage banking revenue	5,555	4,966	12,083	7,256
Service charges on deposit accounts	1,594	973	2,933	1,946
Gain on sale of premium finance receivables	1,726	2,064	3,382	3,539
Administrative services revenue	1,124	945	2,138	1,887
Net available-for-sale securities gains	978	1	978	853
Other	4,567	4,523	9,322	8,204

Total non-interest income	23,361	21,495	46,597	40,181

Non-interest expense
Salaries and employee benefits	29,181	22,294	58,644	43,073
Equipment expense	2,977	2,182	5,726	4,351
Occupancy, net	3,862	2,319	7,701	4,497
Data processing	1,743	1,350	3,458	2,652
Advertising and marketing	1,216	866	2,210	1,590
Professional fees	1,505	1,175	2,974	2,143
Amortization of other intangible assets	869	193	1,625	393
Other	7,663	7,007	14,982	12,944

Total non-interest expense	49,016	37,386	97,320	71,643

Income before taxes	26,903	19,631	50,591	38,004
Income tax expense	9,731	7,138	18,407	13,917

Net income	$17,172	$12,493	$32,184	$24,087

Net income per common share – Basic	$0.73	$0.61	$1.42	$1.19

Net income per common share – Diluted	$0.70	$0.58	$1.35	$1.12

Cash dividends declared per common share	$—	$—	$0.12	$0.10

Weighted average common shares outstanding	23,504	20,358	22,672	20,250
Dilutive potential common shares	1,125	1,300	1,166	1,314

Average common shares and dilutive common shares	24,629	21,658	23,838	21,564

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

The accounting and reporting polices of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.

Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more meaningful view of the operational net interest margin of the Company.

A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2005	2004	2005	2004

(A) Interest income (GAAP)	$98,677	$60,553	$185,999	$119,307
Taxable-equivalent adjustment:
– Loans	152	103	305	208
– Liquidity management assets	194	66	333	134
– Other earning assets	8	14	13	28

Interest income – FTE	$99,031	$60,736	$186,650	$119,677
(B) Interest expense (GAAP)	44,825	23,833	82,160	46,079

Net interest income – FTE	$54,206	$36,903	$104,490	$73,598

(C) Net interest income (GAAP) (A minus B)	$53,852	$36,720	$103,839	$73,228
Net interest income – FTE	$54,206	$36,903	$104,490	$73,598
Add: Net interest expense on long-term debt – trust preferred securities, (1)	3,660	1,604	6,798	2,999

Core net interest income – FTE (2)	$57,866	$38,507	$111,288	$76,597

(D) Net interest margin (GAAP)	3.17%	3.10%	3.17%	3.17%
Net interest margin – FTE	3.19%	3.13%	3.20%	3.19%
Core net interest margin — FTE (2)	3.40%	3.26%	3.40%	3.32%
(E) Efficiency ratio (GAAP)	64.30%	64.22%	65.12%	63.65%
Efficiency ratio – FTE	64.00%	64.02%	64.83%	63.44%

(1)	Interest expense from the long-term debt – trust preferred securities are net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2005	2004	2004	2004(1)	2004
Balance:
Commercial and commercial real estate	$2,978,816	$2,465,852	$1,943,236	42.0%	53.3%
Home equity	634,607	574,668	491,661	21.0	29.1
Residential real estate	274,459	248,118	185,770	21.4	47.7
Premium finance receivables	793,153	770,792	790,877	5.9	0.3
Indirect consumer loans (2)	192,311	171,926	179,759	23.9	7.0
Tricom finance receivables	39,886	29,730	28,406	68.9	40.4
Other loans	109,855	87,260	75,842	52.2	44.8

Total loans, net of unearned income	$5,023,087	$4,348,346	$3,695,551	31.3%	35.9%

Mix:
Commercial and commercial real estate	59%	57%	53%
Home equity	13	13	13
Residential real estate	5	5	5
Premium finance receivables	16	18	21
Indirect consumer loans (2)	4	4	5
Tricom finance receivables	1	1	1
Other loans	2	2	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

DEPOSITS

				% Growth
				From	From
	June 30,	December 31,	June 30,	December 31,	June 30,
(Dollars in thousands)	2005	2004	2004	2004(1)	2004
Balance:
Non-interest bearing	$638,843	$505,312	$415,339	53.3%	53.8%
NOW	729,083	586,583	467,143	49.0	56.1
Wealth Management deposits (2)	404,721	390,129	333,572	7.5	21.3
Money market	677,180	608,037	522,210	22.9	29.7
Savings	309,859	215,697	195,163	88.0	58.8
Time certificate of deposits	3,539,364	2,798,976	2,390,941	23.3	48.0

Total deposits	$6,299,050	$5,104,734	$4,324,368	47.2%	45.7%

Mix:
Non-interest bearing	10%	10%	10%
NOW	12	11	11
Wealth Management deposits (2)	6	8	8
Money market	11	12	12
Savings	5	4	4
Time certificate of deposits	56	55	55

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2005 compared to the second quarter of 2004 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2005			June 30, 2004
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,723,855	$17,510	4.07%	$1,016,517	$9,265	3.67%
Other earning assets (2) (3) (8)	31,382	479	6.12	38,202	373	3.93
Loans, net of unearned income (2) (4) (8)	5,067,904	81,042	6.41	3,699,021	51,098	5.56

Total earning assets (8)	$6,823,141	$99,031	5.82%	$4,753,740	$60,736	5.14%

Allowance for loan losses	(40,671)			(28,633)
Cash and due from banks	139,587			103,892
Other assets	617,274			347,455

Total assets	$7,539,331			$5,176,454

Interest-bearing deposits	$5,523,215	$36,288	2.64%	$3,829,382	$19,136	2.01%
Federal Home Loan Bank advances	341,361	3,048	3.58	214,351	1,945	3.65
Notes payable and other borrowings	165,014	905	2.20	100,469	384	1.54
Subordinated notes	50,000	819	6.48	50,000	705	5.58
Long-term debt – trust preferred securities	209,443	3,765	7.11	122,105	1,663	5.39

Total interest-bearing liabilities	$6,289,033	$44,825	2.85%	$4,316,307	$23,833	2.22%

Non-interest bearing deposits	597,953			375,986
Other liabilities	75,446			117,320
Equity	576,899			366,841

Total liabilities and shareholders’ equity	$7,539,331			$5,176,454

Interest rate spread (5) (8)			2.97%			2.92%
Net free funds/contribution (6)	$534,108		0.22	$437,433		0.21

Net interest income/Net interest margin (8)		$54,206	3.19%		$36,903	3.13%

Core net interest margin (7) (8)			3.40%			3.26%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2005 and 2004 were $354,000 and $183,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities. (4) Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2005 compared to the first quarter of 2005 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	June 30, 2005			March 31, 2005
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,723,855	$17,510	4.07%	$1,501,675	$14,745	3.98%
Other earning assets (2) (3) (8)	31,382	479	6.12	34,119	441	5.24
Loans, net of unearned income (2) (4) (8)	5,067,904	81,042	6.41	4,822,149	72,432	6.09

Total earning assets (8)	$6,823,141	$99,031	5.82%	$6,357,943	$87,618	5.59%

Allowance for loan losses	(40,671)			(38,295)
Cash and due from banks	139,587			136,256
Other assets	617,274			542,611

Total assets	$7,539,331			$6,998,515

Interest-bearing deposits	$5,523,215	$36,288	2.64%	$5,005,533	$28,972	2.35%
Federal Home Loan Bank advances	341,361	3,048	3.58	297,732	2,568	3.50
Notes payable and other borrowings	165,014	905	2.20	300,850	1,779	2.40
Subordinated notes	50,000	819	6.48	50,000	782	6.25
Long-term debt – trust preferred securities	209,443	3,765	7.11	204,526	3,234	6.33

Total interest-bearing liabilities	$6,289,033	$44,825	2.85%	$5,858,641	$37,335	2.58%

Non-interest bearing deposits	597,953			535,201
Other liabilities	75,446			124,699
Equity	576,899			479,974

Total liabilities and shareholders’ equity	$7,539,331			$6,998,515

Interest rate spread (5) (8)			2.97%			3.01%
Net free funds/contribution (6)	$534,108		0.22	$499,302		0.20

Net interest income/Net interest margin (8)		$54,206	3.19%		$50,283	3.21%

Core net interest margin (7) (8)			3.40%			3.41%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2005 was $354,000 and for the three months ended March 31, 2005 was $296,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended June 30, 2005 totaled $54.2 million, an increase of $17.3 million, or 47%, as compared to the $36.9 million recorded in the same quarter of 2004. Average loans in the second quarter of 2005 increased $1.37 billion, or 37%, over the second quarter of 2004.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the second quarter of 2005 the net interest margin was 3.19%, an increase of six basis points when compared to the net interest margin of 3.13% in the prior year second quarter, and a two basis point decrease when compared to the net interest margin of 3.21% in the first quarter of 2005. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.40% for the second quarter of 2005, 3.26% for the second quarter of 2004 and 3.41% for the first quarter of 2005.

The net interest margin increase of six basis points in the second quarter of 2005 compared to the second quarter of 2004 resulted as the yield on earning assets increased by 68 basis points, the rate paid on interest-bearing liabilities increased by 63 basis points and the contribution from net free funds increased by one basis point. The earning asset yield increase was primarily attributable to an 85 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases effected by the Federal Reserve Bank offset somewhat by continued competitive loan pricing pressures, including the pricing related to the premium finance receivables portfolio. The interest-bearing liability rate increase of 63 basis points was due to higher costs of retail deposits as Wintrust faces continued competitive pricing pressures on fixed-maturity time deposits in most markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. The slight decline in net interest margin compared to the first quarter of 2005 was primarily attributable to continued competitive retail deposit pricing pressures, continued promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition, the acceleration of a portion of the unamortized issuance costs related to the Company’s 10.50% Cumulative Trust Preferred Securities and changes in the earnings asset mix. Overall, the Company believes it is well positioned for expected future rate increases.

The yield on total earning assets for the second quarter of 2005 was 5.82% as compared to 5.14% in the second quarter of 2004. The increase of 68 basis points from the second quarter of 2004 resulted primarily from the rising interest rate environment in the last 12 months offset by the effects of competitive market pressure on loan pricing spreads. The second quarter 2005 yield on loans was 6.41%, an 85 basis point increase when compared to the prior year second quarter yield of 5.56%. Compared to the first quarter of 2005, the yield on earning assets increased 23 basis points primarily as a result of a 32 basis point increase in the yield on total loans. Average loans comprised approximately 74% of total average earning assets in second quarter of 2005, 76% in the first quarter of 2005 and 78% in the second quarter of 2004.

The rate paid on interest-bearing deposits increased to 2.64% in the second quarter of 2005 as compared to 2.01% in the second quarter of 2004. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, increased to 4.44% in the second quarter of 2005 compared to 3.85% in the second quarter of 2004 as a result of higher overnight funding costs, the additional trust preferred borrowings added in 2004 and the acceleration of the unamortized issuance costs related to the Company’s 10.50% Cumulative Trust Preferred Securities. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first six months of 2005 compared to the first six months of 2004:

	For the Six Months Ended			For the Six Months Ended
	June 30, 2005			June 30, 2004
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,613,378	$32,256	4.03%	$1,027,862	$19,288	3.77%
Other earning assets (2) (3) (8)	32,743	920	5.66	37,587	736	3.94
Loans, net of unearned income (2) (4) (8)	4,953,408	153,474	6.25	3,576,850	99,653	5.60

Total earning assets (8)	$6,599,529	$186,650	5.70%	$4,642,299	$119,677	5.18%

Allowance for loan losses	(39,473)			(27,594)
Cash and due from banks	136,584			105,430
Other assets	582,719			340,873

Total assets	$7,279,359			$5,061,008

Interest-bearing deposits	$5,266,607	$65,259	2.50%	$3,719,643	$36,865	1.99%
Federal Home Loan Bank advances	319,667	5,617	3.54	189,628	3,566	3.78
Notes payable and other borrowings	231,606	2,684	2.34	150,392	1,130	1.51
Subordinated notes	50,000	1,601	6.37	50,000	1,407	5.57
Long-term debt – trust preferred securities	206,998	6,999	6.73	110,343	3,111	5.58

Total interest-bearing liabilities	$6,074,878	$82,160	2.72%	$4,220,006	$46,079	2.19%

Non-interest bearing deposits	566,768			366,868
Other liabilities	109,009			112,793
Equity	528,704			361,341

Total liabilities and shareholders’ equity	$7,279,359			$5,061,008

Interest rate spread (5) (8)			2.98%			2.99%
Net free funds/contribution (6)	$524,651		0.22	$422,293		0.20

Net interest income/Net interest margin (8)		$104,490	3.20%		$73,598	3.19%

Core net interest margin (7) (8)			3.40%			3.32%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended June 30, 2005 was $651,000 and for the six months ended June 30, 2004 was $370,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

     Tax-equivalent net interest income for the six-months ended June 30, 2005 totaled $104.5 million, an increase of $30.9 million, or 42%, as compared to the $73.6 million recorded in the same period of 2004. The year-to-date net interest margin was 3.20%, an increase of one basis point when compared to the net interest margin of 3.19% in the prior year. The net interest margin increase of one basis point in the first six months of 2005 compared to the fist six months of 2004 resulted as the yield on earning assets increased by 52 basis points, the rate paid on interest-bearing liabilities increased by 53 basis points and the contribution from net free funds increased by two basis points.

NON-INTEREST INCOME

For the second quarter of 2005, non-interest income totaled $23.4 million and increased $1.9 million compared to the prior year second quarter. The increase in non-interest income is primarily a result of higher mortgage banking revenue, higher levels of fees on covered call transactions, including the residual security gains on called securities, and the impact of the recent acquisitions offset by lower wealth management fees and lower gain on sales of premium finance receivables. Non-interest income as a percentage of net revenue was 30% in the second quarter of 2005 and 37% in the second quarter of 2004. The Company uses this as a measuring stick as it works towards balancing the mix of net interest income and non-interest income. The impact of the four community bank acquisitions in the last 12 months has reduced this ratio as their revenue mix is more heavily weighted towards net interest income.

The following table presents non-interest income by category for the three months ended June 30, 2005 and 2004:

	Three Months Ended
	June 30,
			$	%
(Dollars in thousands)	2005	2004	Change	Change
Brokerage	$5,393	$5,862	(469)	(8.0)
Trust and asset management	2,424	2,161	263	12.2

Total wealth management fees	7,817	8,023	(206)	(2.6)

Mortgage banking revenue	5,555	4,966	589	11.9
Service charges on deposit accounts	1,594	973	621	63.9
Gain on sales of premium finance receivables	1,726	2,064	(338)	(16.3)
Administrative services revenue	1,124	945	179	18.8
Net available-for-sale securities gains	978	1	977	N/M
Other:
Fees from covered call and put options	2,624	2,441	183	7.5
Bank Owned Life Insurance	550	513	37	7.1
Miscellaneous	1,393	1,569	(176)	(11.2)

Total other	4,567	4,523	44	1.0

Total non-interest income	$23,361	$21,495	1,866	8.7

N/M – not meaningful

Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management fees totaled $7.8 million in the second quarter of 2005, a $206,000 decrease from the $8.0 million recorded in the second quarter of 2004 and a $127,000 decrease from the $7.9 million recorded in the first quarter of 2005. Revenue from retail brokerage trading in the debt and equity markets declined $469,000 when compared to the second quarter of 2004.

Mortgage banking revenue includes revenue from activities related to originating and selling residential real estate loans into the secondary market. With the addition of WestAmerica and Guardian in May of 2004, this revenue line now includes gains on the sale of mortgage loans to the secondary market, origination fees, rate lock commitment fees, document preparation fees, the impact of capitalizing servicing rights on loans sold and serviced by certain Wintrust subsidiary banks, the impact of amortizing and valuing the capitalized servicing right asset and the impact of valuing mortgage banking derivatives as required by FAS133. For the quarter ended June 30, 2005, this revenue source totaled $5.6 million, an increase of $589,000 compared to the second quarter of 2004. The acquisition of WestAmerica was the primary contributor to the increase over the second quarter of 2004. Mortgage banking revenue will continue to be dependent upon the relative level of long-term interest rates.

Service charges on deposit accounts totaled $1.6 million for the second quarter of 2005, an increase of $621,000, or 64%, when compared to the same quarter of 2004. This increase was primarily due to the impact of the bank acquisitions in 2004 and 2005. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Wintrust has a philosophy of targeting its average loan-to-deposit ratio in the range of 85-90%. During the second quarter of 2005, the ratio was approximately 83%. In the short-term, the ratio was slightly below the targeted range as deposit growth at recently opened de novo branches was very strong and loan originations were slightly slower than expected as the Company chooses not to compromise on underwriting standards when competing for loan balances. Management believes loan growth will continue to be strong, however, this growth will occur in a safe and sound manner. Wintrust sold premium finance receivables to an unrelated third party financial institution in the second quarter of 2005 and recognized gains of $1.7 million related to this activity, compared with $2.1 million of recognized gains in the second quarter of 2004. It is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $1.1 million to total non-interest income in the second quarter of 2005, an increase of $179,000 from the second quarter of 2004. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

Other non-interest income for the second quarter of 2005 totaled $4.6 million compared to $4.5 million in the second quarter of 2004. Premium income from certain covered call transactions totaled $2.6 million in the second quarter of 2005 compared to $2.4 million in the same period of 2004. In addition to the premium received in the second quarter of 2005 for writing these covered call options, the Company recognized net securities gains of $978,000 primarily related to $818 million par value of securities that were called as required by the call option contracts on or before June 30, 2005. The proceeds from the settlement of $265 million of the called securities are included in federal funds sold and cash and due from banks at June 30, 2005. The remaining $553 million of unsettled security trades is included in other assets at June 30, 2005 as required by GAAP. All of the proceeds from the called securities are available for reinvestment in available-for-sale investment securities in future quarters to enable the call option writing program to continue. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management.

The following table presents non-interest income by category for the six months ended June 30, 2005 and 2004:

	Six Months Ended
	June 30,
			$	%
(Dollars in thousands)	2005	2004	Change	Change
Brokerage	$10,914	$12,158	(1,244)	(10.2)
Trust and asset management	4,847	4,338	509	11.7

Total wealth management fees	15,761	16,496	(735)	(4.4)

Mortgage banking revenue	12,083	7,256	4,827	66.5
Service charges on deposit accounts	2,933	1,946	987	50.7
Gain on sales of premium finance receivables	3,382	3,539	(157)	(4.4)
Administrative services revenue	2,138	1,887	251	13.3
Net available-for-sale securities gains	978	853	125	14.7
Other:
Fees from covered call and put options	5,377	4,615	762	16.5
Bank Owned Life Insurance	1,148	1,022	126	12.4
Miscellaneous	2,796	2,567	229	9.0

Total other	9,322	8,204	1,118	13.6

Total non-interest income	$46,597	$40,181	6,416	16.0

On a year-to-date basis, non-interest income totaled $46.6 million and increased $6.4 million compared to the prior year. The increase in non-interest income is primarily a result of increased revenue from mortgage banking activities, premium income from certain covered call transactions and the additional non-interest income added by the recent acquisitions. Revenue recognized from mortgage banking activities increased $4.8 million on a year-to-date basis primarily due to the impact of acquisitions of WAMC and Guardian. Service charges on deposit accounts increased $987,000 primarily due to the acquisitions of Northview, Town, Antioch and FNBI. These increases helped offset a decline in wealth management fees of $735,000.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2005 totaled $49.0 million and increased $11.6 million, or 31%, from the second quarter 2004 total of $37.4 million. All categories of non-interest expense increased as a result of the acquisitions completed in 2004 and 2005.

The following table presents non-interest expense by category for the three months ended June 30, 2005 and 2004:

	Three Months Ended
	June 30,
			$	%
(Dollars in thousands)	2005	2004	Change	Change
Salaries and employee benefits	$29,181	$22,294	6,887	30.9
Equipment	2,977	2,182	795	36.5
Occupancy, net	3,862	2,319	1,543	66.6
Data processing	1,743	1,350	393	29.1
Advertising and marketing	1,216	866	350	40.4
Professional fees	1,505	1,175	330	28.1
Amortization of other intangible assets	869	193	676	349.1
Other:
Commissions – 3rd party brokers	902	1,222	(320)	(26.1)
Postage	994	723	271	37.5
Stationery and supplies	811	625	186	29.7
Miscellaneous	4,956	4,437	519	11.7

Total other	7,663	7,007	656	9.4

Total non-interest expense	$49,016	$37,386	11,630	31.1

Salaries and employee benefits totaled $29.2 million for the second quarter of 2005, an increase of $6.9 million, or 31%, as compared to the prior year’s second quarter total of $22.3 million. Occupancy expense increased as a result of opening four new banking locations during the past twelve months as part of the Company’s de novo banking strategy and adding 13 new locations as a result of the four bank acquisitions.

The following table presents non-interest expense by category for the six months ended June 30, 2005 and 2004:

	Six Months Ended
	June 30,
			$	%
(Dollars in thousands)	2005	2004	Change	Change
Salaries and employee benefits	$58,644	$43,073	15,571	36.2
Equipment	5,726	4,351	1,375	31.6
Occupancy, net	7,701	4,497	3,204	71.3
Data processing	3,458	2,652	806	30.4
Advertising and marketing	2,210	1,590	620	38.9
Professional fees	2,974	2,143	831	38.8
Amortization of other intangible assets	1,625	393	1,232	313.0
Other:
Commissions – 3rd party brokers	1,915	2,234	(319)	(14.3)
Postage	1,899	1,348	551	40.9
Stationery and supplies	1,642	1,159	483	41.7
Miscellaneous	9,526	8,203	1,323	16.1

Total other	14,982	12,944	2,038	15.7

Total non-interest expense	$97,320	$71,643	25,677	35.8

ASSET QUALITY

Allowance for Loan Losses

A reconciliation of the activity in the balance of the allowance for loan losses for the three and six months ended June 30, 2005 and 2004 is shown as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2005	2004	2005	2004
Balance at beginning of period	$39,337	$27,083	$34,227	$25,541
Provision for loan losses	1,294	1,198	2,525	3,762
Allowance acquired in business combinations	—	—	4,793	—

Charge-offs:
Commercial and commercial real estate loans	554	517	1,217	1,246
Home equity loans	—	—	—	—
Residential real estate loans	—	—	44	—
Consumer and other loans	92	28	139	174
Premium finance receivables	416	506	859	861
Indirect consumer loans	121	84	234	194
Tricom finance receivables	—	10	—	10

Total charge-offs	1,183	1,145	2,493	2,485

Recoveries:
Commercial and commercial real estate loans	46	725	243	865
Home equity loans	—	6	—	6
Residential real estate loans	—	—	—	—
Consumer and other loans	9	46	15	78
Premium finance receivables	172	154	312	257
Indirect consumer loans	47	24	100	67
Tricom finance receivables	—	—	—	—

Total recoveries	274	955	670	1,273

Net charge-offs	(909)	(190)	(1,823)	(1,212)

Balance at period end	$39,722	$28,091	$39,722	$28,091

Annualized net charge-offs as a percentage of average:
Commercial and commercial real estate loans	0.07%	(0.05)%	0.07%	0.04%
Home equity loans	—	—	—	—
Residential real estate loans	—	—	0.02	—
Consumer and other loans	0.31	(0.10)	0.24	0.29
Premium finance receivables	0.12	0.17	0.13	0.15
Indirect consumer loans	0.16	0.14	0.14	0.14
Tricom finance receivables	—	0.17	—	0.09

Total loans, net of unearned income	0.07%	0.02%	0.07%	0.07%

Net charge-offs as a percentage of the provision for loan losses	70.25%	15.86%	72.20%	32.22%

Loans at period-end			$5,023,087	$3,695,551
Allowance as a percentage of loans at period-end			0.79%	0.76%

Past Due Loans and Non-performing Assets

The following table sets forth Wintrust’s non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2005	2005	2004
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$315	$131	$—
Commercial, consumer and other	1,381	1,989	662
Premium finance receivables	3,282	3,005	3,627
Indirect consumer loans	258	259	204
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	5,236	5,384	4,493

Non-accrual loans:
Residential real estate and home equity	843	1,388	448
Commercial, consumer and other	9,599	9,968	3,925
Premium finance receivables	6,088	8,514	5,678
Indirect consumer loans	145	256	137
Tricom finance receivables	—	—	—

Total non-accrual	16,675	20,126	10,188

Total non-performing loans:
Residential real estate and home equity	1,158	1,519	448
Commercial, consumer and other	10,980	11,957	4,587
Premium finance receivables	9,370	11,519	9,305
Indirect consumer loans	403	515	341
Tricom finance receivables	—	—	—

Total non-performing loans	21,911	25,510	14,681

Other real estate owned	—	56	1,819

Total non-performing assets	$21,911	$25,566	$16,500

Total non-performing loans by category as a percent of its own respective category:
Residential real estate and home equity	0.13%	0.17%	0.07%
Commercial, consumer and other	0.36	0.41	0.23
Premium finance receivables	1.18	1.50	1.18
Indirect consumer loans	0.21	0.27	0.19
Tricom finance receivables	—	—	—

Total non-performing loans	0.44%	0.53%	0.40%

Total non-performing assets as a percentage of total assets	0.28%	0.35%	0.31%

Allowance for loan losses as a percentage of non-performing loans	181.28%	154.20%	191.34%

The provision for loan losses totaled $1.3 million for the second quarter of 2005 compared to $1.2 million for the second quarter of 2004. On a year-to-date basis, the provision for loan losses totaled $2.5 million for the first six months of 2005 compared to $3.8 million for the first six months of 2004. For the quarter ended June 30, 2005, net charge-offs totaled $909,000, up from the $190,000 of net charge-offs recorded in the same period of 2004. On a year-to-date basis, net charge-offs totaled $1.8 million, up from the $1.2 million of net charge-offs recorded in the same period of 2004. On a ratio basis, annualized net charge-offs as a percentage of average loans increased to 0.07% in the second quarter of 2005 from 0.02% in the same period in 2004. On a year-to-date basis, net loan charge-offs as a percentage of average loans were 0.07% of average loans in both 2005 and 2004.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Non-performing Residential Real Estate and Home Equity

The non-performing residential real estate and home equity loans totaled $1.2 million at June 30, 2005. The balance declined $361,000 from March 31, 2005. Each non-performing credit is well secured and in the process of collection. Management believes that the current reserves against these credits are appropriate to cover any potential losses.

Non-performing Commercial, Consumer and Other

The commercial, consumer and other non-performing loan category totaled $11.0 million as of June 30, 2005. The balance in this category decreased $977,000 from March 31, 2005. Management believes that the current reserves against these credits are appropriate to cover any potential losses on any of the relatively small number of credits in this category.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of June 30, 2005, March 31, 2005 and June 30, 2004, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	June 30, 2005	March 31, 2005	June 30, 2004
Non-performing premium finance receivables	$9,370	$11,519	$9,305
- as a percent of premium finance receivables outstanding	1.18%	1.50%	1.18%

Net charge-offs of premium finance receivables for the quarter	$244	$303	$352
- annualized as a percent of average premium finance receivables	0.12%	0.14%	0.17%

The level of non-performing premium finance receivables as a percent of total premium finance receivables is essentially unchanged from the level reported at June 30, 2004. As noted below, fluctuations in this category may occur due to the timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Consumer Loans

Total non-performing indirect consumer loans were $403,000 at June 30, 2005, compared to $515,000 at March 31, 2005. The ratio of these non-performing loans to total indirect consumer loans was 0.21% at June 30, 2005 compared to 0.27% at March 31, 2005. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect consumer loans were 0.16% for the quarter ended June 30, 2005 compared to 0.14% in the same period in 2004. The level of non-performing and net charge-offs of indirect consumer loans continues to be below standard industry ratios for this type of lending.

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 13 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Buffalo Grove, Cary, Chicago, Clarendon Hills, Downers Grove, Glencoe, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mundelein, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs and Winnetka, and in Madison, Wisconsin.

Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Northview Mortgage, LLC engages primarily in the origination of residential mortgages for sale into the secondary market through Wintrust bank locations in Northfield, Mundelein and Wheaton, Illinois. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

As of June 30, 2005, Wintrust operated a total of 58 banking offices and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust’s financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, lower than anticipated residential mortgage loan originations, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisitions of Advantage National Bancorp, Inc., Village Bancorp, Inc., WestAmerica Mortgage Company, Guardian Real Estate Services, Inc., Northview Financial Corporation, Town Bankshares, Ltd., Antioch Holding Company and First Northwest Bancorp, Inc. with Wintrust, the ability to pursue additional acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

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